Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-104860



                                NIKU CORPORATION

                        4,919,264 SHARES OF COMMON STOCK

         This prospectus relates to an aggregate of 4,919,264 shares of common stock which are registered under this prospectus, consisting of the following:

         o 3,088,230 shares of common stock we issued to various investors in connection with a private placement we entered into on February 12, 2003 and 386,034 shares of common stock issuable upon the exercise of outstanding warrants that were issued to the investors in the private placement.

         o 1,445,000 shares of our common stock issued upon the exercise of a warrant that we issued in connection with the termination of a major facility lease effective as of October 31, 2002.

         The Selling Stockholders may sell any or all of the shares but are under no obligation do so. Niku Corporation will not sell any of the shares covered by this prospectus, and we will not receive any proceeds from the offering of any such shares.

         The price at which the Selling Stockholders may sell the shares of our common stock will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholders" beginning on page 13 of this prospectus.

         Our common stock is traded on the Nasdaq National Market under the symbol "NIKU". The shares of common stock to be offered under this prospectus may be sold as described under the "Plan of Distribution." On May 24, 2004, the closing sale price per share, as reported by the Nasdaq Market, was $10.86.

         YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus is May 26, 2004.

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                               TABLE OF CONTENTS

                                   Prospectus

                                                                           Page
                                                                           ----

PROSPECTUS SUMMARY............................................................3

RISK FACTORS..................................................................5

FORWARD LOOKING STATEMENTS...................................................11

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................11

USE OF PROCEEDS..............................................................12

SELLING STOCKHOLDERS.........................................................13

PLAN OF DISTRIBUTION.........................................................39

VALIDITY OF SHARES...........................................................41

EXPERTS......................................................................41

AVAILABLE INFORMATION........................................................41

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding our Company and the securities being registered that appears elsewhere in this prospectus.

         We provide portfolio management software for large enterprises. Our principal customers within these enterprises are information technology departments, new product development groups and consulting organizations. Our software provides executives with current and accurate information on the status of their projects, programs, resources and budgets, giving them the ability to manage their portfolio with control and predictability. Our software also allows project managers and members of project teams to schedule projects, collaborate and communicate on tasks and deliverables, track time and expenses, and create and disseminate best practices for project and program management. Our software is based on a web services architecture that is delivered through a web browser, integrates easily with other applications through extensible markup language (XML), and is scalable to support tens of thousands of users.

         We were incorporated in January 1998. We are headquartered in Redwood City, California and conduct operations worldwide directly and through our wholly-owned subsidiaries.

         This prospectus relates to an aggregate of 4,919,264 shares of common stock, $0.0001 par value, which are registered under this prospectus, consisting of the following:

         o 3,088,230 shares of common stock we issued to various investors in connection with a private placement we entered into on February 12, 2003 and 386,034 shares of common stock issuable upon the exercise of outstanding warrants that were issued to the investors in the private placement. The warrants have an exercise price of $3.40. In February 2003, we issued 1,549,735 shares of our common stock at a price of $3.35 per share and warrants to purchase 193,720 shares of common stock at a price of $3.40 per warrant share in connection with the initial closing of this private placement. In April 2003, following stockholder approval, we issued the remaining 1,538,495 shares of our common stock at a price of $3.35 per share and warrants to purchase 192,314 shares of common stock at a price of $3.40 per warrant share in connection with the subsequent closing of this private placement. As is customary for a private placement for an emerging technology company, these shares were issued at a purchase price based on a negotiated discount from the thirty-day weighted average closing price of our common stock immediately preceding the first closing date. Given our financial position and operating results at the time, we were unable to obtain superior terms from any other party after diligent efforts. Total estimated net proceeds from the private placement approximated $10.2 million. In connection with the private placement, we agreed to register with the SEC the shares issued in the private placement and the shares issuable upon exercise of the warrants issued in the private placement.

         o 1,445,000 shares of our common stock issued upon the exercise of a warrant we issued to Limar Realty Corp. #30 (Limar) in connection with the termination of a major facility lease in Redwood City, California. We terminated this lease in connection with our restructuring plan that we initiated in fiscal 2003 to reduce our future operating expenses and improve future cash flows. Our future commitments under this lease prior to termination were approximately $121.7 million. The warrant was exercised by Limar on November 27, 2002. In connection with the lease termination, we agreed to register the shares issuable upon exercise of the warrant.

         In connection with the private placement noted above, our board of directors appointed Matt Miller to our board of directors, and appointed Philip Sanderson to serve as an observer to the board of directors and all board committees in a non-voting, observer capacity. Also, in connection with this private placement, each of our officers and directors and their affiliated funds entered into voting agreements with Walden VC, which provided for the voting of their shares, constituting approximately 7.3% of our outstanding common stock prior to the initial closing, at the special meeting in favor of the issuance of shares and warrants in the subsequent closing. At the special meeting, our shareholders approved all matters relating to the private placement submitted for consideration.

         The shares registered in the registration statement on Form S-3 (File No. 333-104860), of which this prospectus is a part, represented approximately 41.5% of our common stock outstanding as of April 15, 2003.

         The Selling Stockholders may sell any or all of the shares, subject to federal and state securities laws, but are under no obligation do so. The price at which the Selling Stockholders may sell the shares of our common stock will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholders" beginning on page 13 of this prospectus.

         Our principal executive offices are located at 305 Main Street, Redwood City, CA 94063, and our telephone number is (650) 298-4600. Our website is www.niku.com. The information on our website does not constitute part of this document.

                                  RISK FACTORS

         You should carefully consider the following risk factors before purchasing our common stock. The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating results. In the case of such an adverse effect, the trading price of our common stock, which has been extremely volatile, could decline and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones we face.

We have a limited operating history, a history of losses and an accumulated deficit of $499.7 million. Continued losses could deplete our cash resources and may cause us to be unable to implement our business plan.

         We were incorporated in January 1998 and began licensing our software in December 1998. Until recently, we experienced GAAP losses for almost every quarter of our history, and have not yet been profitable on an annual basis. We had net loss of $37.8 million in the year ended January 31, 2003. We had an accumulated deficit of $499.7 million as of January 31, 2003. Although our financial results have improved recently, these improvements may not continue, and we may incur losses in the future. Additional losses will reduce the cash available to us to run our business, and unless financing is available to us from other sources, we may become unable to implement our business plan.

Our quarterly financial results have fluctuated significantly in the past, and if our future results are below our expectations or those of our investors, the price of our common stock would likely decline.

         Our quarterly operating results have fluctuated significantly in the past and may continue to fluctuate in the future. Our quarterly operating results are likely to be particularly affected by the number of customers licensing our products during any quarter and the size of such licensing transactions which could be impacted during a new release cycle. In addition, we may be unable to accurately forecast our operating results because our operating history is limited and our business and the market in which we operate is changing rapidly and we have limited visibility into our future revenue, especially license revenue, because revenue historically has been heavily concentrated in the third month of each quarter. If we fail to meet expectations, our stock price will likely decline.

         We have limited visibility into our future revenue, especially license revenue, which historically has been heavily concentrated in the third month of each quarter due to traditional buying patterns in the software industry in which customers often defer purchases until the third month of a vendor's fiscal quarter. Since we forecast our expenses based in part on future revenue projections, our operating results would be adversely affected if we cannot meet those revenue projections.

         Other factors that could affect our quarterly operating results include:

         o changes in the pricing of our products and services or those of our competitors or the announcement or introduction of new products or services by us or our competitors;

         o the renewal or non-renewal of annual maintenance contracts to our customers;

         o the demand for professional services to implement our products and our efficiency in rendering such services;

         o variability in the mix of our product and services revenue in any quarter;

         o the amount and timing of operating expenses and capital expenditures relating to the business; and

         o changes in restructuring accruals based on changes in sublease estimates for lease facilities we vacated.

         Due to these and other factors, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of our future performance. If we are unable to meet the expectations of investors with regard to our future operating results, the price of our common stock would likely decline.

The decline in spending on information technology has decreased the demand for our products and services, has adversely affected our revenue and may continue to adversely affect our revenue in the future.

         Our total revenue was $48.4 million in fiscal 2003, compared to $67.5 million in fiscal 2002. Our license revenue was $18.7 million in fiscal 2003, compared to $32.0 million in fiscal 2002. While we cannot specifically correlate the impact of macro-economic conditions on our sales activities, we believe that the economic conditions and international conflicts have contributed to a decrease in demand in our market, and in particular, have increased the average length of our sales cycles and decreased the size of our license transactions. To the extent that the current economic climate remains depressed or worsens, or international conflicts develop or worsen, the demand for our products and services, and therefore future revenue, may be further reduced. We may not be able to respond to future revenue reductions in a sufficiently timely manner to avoid increases in future losses. Even if economic conditions improve and international conflicts diminish, corporations may not increase their information technology spending in our market and we may be unable to maintain or improve revenue levels.

Our products have a long sales cycle, which increases the cost of completing sales and renders completion of sales less predictable.

         The sales cycle for our products is long, typically from six to nine months, making it difficult to predict the quarter in which we may recognize revenue from a sale, if at all. Our lengthy sales cycle increases our costs and may cause license revenue and other operating results to vary significantly from period to period. Our products often are part of significant strategic decisions by our customers regarding their information systems. Accordingly, the decision to license our products typically requires significant pre-purchase evaluation. We spend substantial time providing information to prospective customers regarding the use and benefits of our products. During this evaluation period, we may expend significant funds in sales and marketing efforts. If anticipated sales from a specific customer for a particular quarter are not realized in that quarter, our operating results may be adversely affected.

We experience seasonality in our sales both in the United States and in our European operations, which could cause our quarterly operating results to fluctuate and could deplete our cash reserves.

         We experience seasonality in the licensing of our products and sales of our services. For example, revenue historically has been lower in our first fiscal quarter due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers. We also expect that revenue may decline during July and August, particularly in European markets, such as France, Germany, the United Kingdom and the Netherlands. These seasonal variations in our revenue are likely to lead to fluctuations in our quarterly operating results depleting our cash reserves and adversely affecting our ability to pursue business opportunities.

Because the application of our product is complex, our products may contain undetected defects and errors which could result in loss of or delay in revenue, failure to achieve market acceptance, or increased costs and other liabilities.

         Products as complex as those we offer or are developing may contain undetected defects or errors. Despite internal testing and testing by our customers or potential customers, defects or errors may occur in our existing or future products and services. From time to time in the past, versions of our software that have been delivered to customers have contained errors. Such errors could result in additional development costs, diversion of technical and other resources from our other development efforts, or the loss of credibility with our current and prospective customers. In the future, if we are not able to detect and correct errors prior to release, we may experience a loss of or delay in revenue, failure to achieve market acceptance and increased costs to correct errors, any of which could significantly harm our business.

         Defects or errors could also result in tort or warranty claims. Warranty disclaimers and liability limitation clauses in our customer agreements may not be enforceable. Furthermore, our errors and omissions insurance may not adequately cover us for claims. If a court were to refuse to enforce the liability-limiting provisions of our contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, our business could be harmed.

Implementation of our products may be costly and time-consuming, and customers may become dissatisfied with the implementation time, expense or personnel requirements, which could harm our reputation and adversely affect market acceptance of our products.

         Implementation of our products may be costly and time-consuming. Customers could become dissatisfied with our products if implementation requires more time, expense or personnel than they expected. Additionally, our losses could increase if, for customer satisfaction and reputation reasons, we do not bill our customers for time and expenses we incur in connection with these implementation issues, which would adversely affect our operating results. As part of the implementation, our products must integrate with many of our customers' existing computer systems and software programs. Integrating with a number of computer systems and software programs can be time consuming and expensive and could lead to customer dissatisfaction and increased expenses. In the event that customers become dissatisfied with this process, our reputation may be harmed and the acceptance of our products by the market may decrease.

Market acceptance of our products and services may suffer if we are unable to enhance our products to meet the rapid technological changes in our industry.

         Rapidly changing technology and standards may impede market acceptance of our products and services. Our business relies primarily on our licensing the rights to two of our products and their components. Our new products have been designed based upon currently prevailing technologies such as extensible markup language (XML), extensible stylesheet language (XSL), Java Two Platform Enterprise Edition (J2EE) and Simple Object Access Protocol (SOAP). If new technologies emerge that are incompatible with one or both of our products, our products could become obsolete and our existing and potential customers might seek alternatives. We may not be able to adapt quickly to a new technology.

         Additionally, we design our products to work with databases such as Oracle Database Server and SQL Server and operating systems such as Sun Solaris, Microsoft Windows and HP UX. Any changes to those databases or operating systems, or increasing popularity of other databases or operating systems, might require us to modify one or both of our products or services and could cause us to delay releasing future products and enhancements. As a result, the timing and nature of new product introductions or product modifications, and increases and decreases in the market acceptance of databases and operating systems, as well as web servers and other enterprise and Internet-based applications could delay our product development, increase our research and development expenses and cause customers to delay evaluation, purchase and deployment of our products.

Because a significant part of our revenues comes from our international operations, we are subject to risks inherent in doing business in foreign countries that could impair our results of operations.

         In fiscal 2003, international revenue represented 36.5% of our total revenue, compared to 47.5% in fiscal 2002. International license revenue represented 26.6% of our total license revenue in fiscal 2003, compared to 47.6% in fiscal 2002. Even with these reductions in the percentage of international revenue and international license revenue, international activities remain a significant part of our business.

         As we operate internationally, we are exposed to risks that we would not face if we conducted our operations only in the United States. These include:

         o currency exchange rate fluctuations, particularly in countries where we sell our products in denominations other than U.S. dollars, such as in France, Germany and the Netherlands, or have exposures in intercompany accounts denominated in foreign currencies;

         o seasonal fluctuations in purchasing patterns in other countries, particularly declining sales during July and August months in certain relevant European markets;

         o difficulties in collecting accounts receivable in foreign countries, particularly European countries in which collections take more time than the United States and collections are more difficult to effect;

         o the burdens of complying with a wide variety of foreign laws and reduced protection for intellectual property rights in some countries;

         o the need to develop internationalized versions of our products and marketing and sales materials; and

         o     tariffs, export controls and other trade barriers.

Our market is highly competitive and characterized by rapid technological change which could make it difficult for us to attract customers, cause us to reduce prices and result in reduced gross margins or loss of market share.

         The market for our products and services is competitive, dynamic and subject to frequent technological changes. We expect the intensity of competition and the pace of change to increase in the future. Our products compete with products of varying functionality offered by competing software vendors and products that have been developed by potential customers' in-house developments and IT organizations. The primary competitive factors include price, product functionality, product installation, product integration, ability to scale, worldwide sales infrastructure, worldwide support infrastructure, and worldwide professional services infrastructure. Some of our competitors include:

         o providers of project management, portfolio management and portfolio analysis software; and

         o enterprise software providers such as JD Edwards, Lawson, Microsoft, Oracle, Peoplesoft, SAP and Siebel Systems; and

         o     providers of professional services automation software.

         A number of companies offer products that provide some of the functionality of our products. We may not be able to maintain our competitive position against current or potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Competitors with greater resources may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distributors, resellers or other strategic partners. We expect additional competition from other established and emerging companies as the market for our software continues to develop. We may not be able to compete successfully against current and future competitors.

We have recently experienced a leadership transition. If the transition is not completed successfully or if any of our key employees leave, our business could be adversely affected.

         In November 2002, Joshua Pickus, our chief financial officer, succeeded Farzad Dibachi as our president and chief executive officer. In November 2002, our executive vice president of strategy and planning, who was the wife of our former chief executive officer, also resigned. In January 2003, we hired Michael Shahbazian as our new chief financial officer. Our success will depend to a significant extent on the ability of these executives to function effectively in their new roles and on our ability to retain the services of Mr. Pickus, Mr. Shahbazian and other key employees. We do not have employment contracts for a defined term with our employees. If we lose the services of one or more of our executives or key employees, including if one or more of our executives or key employees decided to join a competitor or otherwise compete directly or indirectly with us, this could harm our business.

If we deplete our limited working capital we may not be able to raise additional funds in the future and might be unable to execute our business plan.

         As of January 31, 2003, we had cash and cash equivalents of $16.7 million, including bank borrowings under a term loan of $4.75 million as of January 31, 2003, of which $250,000 plus interest was repaid in March 2003 and $250,000 plus interest was repaid in June 2003. In addition, in the first quarter of fiscal 2004, we completed a private placement with net proceeds to us of approximately $10.3 million. We believe that cash from operations and existing cash will be sufficient to meet our current expectations for working capital and expense requirements for at least the next twelve months based on, among other things, our current revenue and expense projections. However, we may require additional financing. If we were unable to raise capital in the event of ongoing losses and depletion of our available cash resources, the absence of funding would have a material adverse effect on our business. If we issue additional equity securities, stockholders will experience additional dilution and the new equity securities may have rights, preferences or privileges senior to those of the then existing holders of our common stock.

As a result of the repricing of our options, we may continue to incur stock-based compensation expense in future periods, which would adversely affect our results of operations.

         We may continue to incur stock-based compensation expense in future periods, which represents non-cash charges incurred as a result of the repricing of our stock options and the issuance of stock and stock options below fair market value. On November 12, 2001, our board of directors, acting pursuant to existing terms of our stock option plans, approved the repricing of approximately 890,000 outstanding stock options with exercise prices above $7.50. The exercise prices of all such stock options were repriced to $7.50, which was the fair market value of our stock on November 12, 2001. There were no changes to the vesting schedules of the repriced options. Options held by our former chief executive officer, former executive vice president of strategy and planning, board of directors and non-employees were not repriced. We are accounting for the repriced options using variable accounting whereby the aggregate intrinsic value of the repriced options is continuously remeasured and amortized to stock-based compensation expense over the vesting periods. Based on the stock price as of January 31, 2003, we recorded $4.8 million in recovery of stock-based compensation for stock-based compensation recognized in fiscal 2002 relating to these repriced stock options, offset by $1.2 million in other stock-based compensation in fiscal 2003. As of January 31, 2003, deferred stock-based compensation relating to these repriced options was zero, reflecting the intrinsic value of unexercised repriced options as of January 31, 2003.

         On April 15, 2003, we announced a voluntary stock option exchange program for our employees. Under the program, our employees were given the opportunity to exchange outstanding stock options previously granted to them with an exercise price greater than or equal to $7.50 per share for a new option exercisable for 1.15 shares for each share subject to the tendered options, to be granted at a future date, at least six months and a day from the cancellation date. The exercise price of these new stock options will be equal to the fair market value of our common stock on the date of grant. On the grant date, the new stock options will be vested as to the number of stock options that would have been vested on such date had the old stock options not been tendered plus the number of shares that would have been vested had the old option been exercisable for 15% more shares. Our chief executive officer, chief financial officer and members of the board of directors are not eligible to participate in the program. The stock options exchange program did not result in any additional compensation charges or variable plan accounting. On April 15, 2003, stock options for 622,511 shares of common stock were eligible to be exchanged. On May 13, 2003, our employees tendered stock options for 525,031 shares of common stock. On November 14, 2003, we granted 598,842 new stock options under this stock option exchange program with an exercise price of $8.85, which was equal to the fair market value of our common stock on that date. As a result of this stock option exchange program, we are no longer incurring stock-based compensation for approximately 298,000 outstanding stock options that were previously repriced in November 2001 and subsequently cancelled on May 13, 2003. We will continue to incur stock-based compensation for outstanding stock options that were previously repriced in November 2001 and not tendered pursuant to the stock option exchange program to the extent the price of our common stock on the last day of a quarter. Based on the stock price of $9.65 at the end of January 31, 2004, we recorded approximately $145,000 of stock-based compensation charges in fiscal year 2004 relating to approximately 70,000 repriced but not tendered options. We also recorded $148,000 in amortization of other stock-based compensation charges not associated with the repriced option exchange program in fiscal 2004. To the extent that our stock price increases above $7.50 in future periods for options that were repriced but not tendered pursuant to the voluntary stock option exchange program we will need to record additional stock-based compensation expense.

If we are unable to protect and enforce our intellectual property rights, our competitors might be able to use our technologies to develop their own products, which would harm our ability to compete.

         We regard substantial elements of our products as proprietary and protect them by relying on copyright, trade secrets, patent, trademark and service mark laws and restrictions, as well as non-disclosure agreements and confidentiality procedures and contractual provisions. Any steps we take to protect our intellectual property may be inadequate, time-consuming and expensive. We may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could harm our business and our ability to compete.

         We rely to a large degree on copyright laws with respect to our software, but we have not made any copyright registration with any government entity with respect to our products. Although registration is not required to obtain protection under copyright laws, our failure to register may limit our ability to seek certain remedies available under such laws. We are currently pursuing one patent application but no patent has issued. We received U.S. registration of the trademarks Niku, the Niku logo, and Do What Matters. These registrations may not provide us with significant protection for our trademarks. It is possible that no patents will issue from our current or future patent applications. Any patents that do issue may not provide us with any competitive advantages over, or may be challenged by, third parties.

         The copyright and trade secret laws, which are the principal source of protection for our intellectual property, offer only limited protection. In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in software are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright and trade secret protection may not be available in every country in which our products are distributed or made available.

         Although we have taken precautionary measures to maintain our proprietary information, others may acquire equivalent information or otherwise gain access to or disclose our proprietary information. In the event that we are unable to meaningfully protect our rights to our proprietary information, our ability to compete will likely be harmed.

We indemnify our customers against infringement claims involving our products, which could require us to incur substantial costs defending our rights and the interests of our customers.

         Our standard product licenses provide that we agree to indemnify our customers against claims that our products infringe upon the intellectual property rights of others. These claims, even if not meritorious, could be expensive and divert management's attention from operating our business. We could incur substantial costs in defending ourselves and our customers against infringement claims. If we become liable to third parties for infringement of their intellectual property rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain one or more licenses for us and our customers from third parties or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license at a reasonable cost, or at all. If we are unable to license our technology, we would be unable to support our operations.

Because our stock price is volatile and the trading volume is low, you may not be able to resell your shares at or above the price that you paid, or at all.

         The market price of our common stock is extremely volatile and has ranged from over $100 per share to less than $1.00 per share since February 2000 and typically has a low trading volume. We cannot predict the extent to which investor interest in our stock will create or sustain an active trading market. If a more active market does develop, the price of our stock may be highly volatile. The sale of a larger block of our shares could depress the price of our shares to a greater degree than a company that typically has a higher volume of trading in its securities. As a result, the investors in our stock may not be able to liquidate their investment without considerable delay, if at all.

Provisions of Delaware law, our certificate of incorporation and bylaws, certain voting agreements and the concentration of stock ownership could delay or prevent a change of control, even if doing so would benefit our stockholders.

         Provisions of Delaware law, our certificate of incorporation and bylaws, certain voting agreements of our stockholders and the concentration of ownership of our stock could have the effect of delaying or preventing a change in control, even if a change in control would be beneficial to our stockholders. These provisions include:

         o authorizing the issuance of preferred stock without stockholder approval;

         o     prohibiting cumulative voting in the election of directors;

         o requiring two-thirds of the outstanding shares to approve amendments to some provisions of our certificate of incorporation and bylaws;

         o requiring a majority of the stockholders to call stockholders meetings; and

         o     prohibiting stockholder actions by written consent.

         In addition, Farzad and Rhonda Dibachi, our former chief executive officer and executive vice president of strategy and planning, and Limar Realty Corp. #30, the landlord for a significant facility in Redwood City, California, whose lease we terminated in fiscal 2003, have entered into voting agreements in which they have agreed, in the case of the Dibachis, to vote as recommended unanimously by the board and, in the case of Limar, to vote as recommended by the board or in the same proportion as other votes cast on a given matter (excluding votes by the Dibachis). These provisions could delay or prevent an attempt to replace or remove our management and may make it more difficult for another party to take over our company without the approval of our board.

         Further, Walden VC and its related funds beneficially own approximately 20% of our outstanding common stock. This concentration of ownership gives Walden significant power to effect the outcome of matters requiring shareholder approval, including the election of directors or to delay or prevent a change in control of the business that may be in the best interests of other stockholders.

A large percentage of our stock is concentrated with a few shareholders. If any one of those shareholders or a combination of multiple shareholders elected to sell a substantial amount of our common stock it could cause our stock price to decline.

         Upon the completion of the registration on Form S-3 (File No. 333-104860) of shares of common stock and warrants for shares of common stock to which this prospectus relates, 40.1% of our outstanding stock as of April 30, 2003, that is owned by one institution and three individual investors became eligible for immediate resale to the public. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could harm the market price of our common stock.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements herein that are not statements of historical fact may be deemed to be forward-looking statements. We may identify these statements by the use of words such as believe, expect, anticipate, intend, potential, strategy, plan, and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties. Our actual results may differ materially from those set forth in these forward-looking statements as a result of a number of different factors, including those described under the caption "Risk Factors" and elsewhere in this prospectus.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information in other documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we have made and will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. All filings by us pursuant to the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement, shall also be deemed to be incorporated by reference into this prospectus. The previously filed documents we incorporate by reference into this prospectus are:

         (a) Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2003;

         (b) Our Annual Report on Form 10-K for the fiscal year ended January 31, 2003, as amended on June 2, 2003 and as further amended on August 6, 2003;

         (c)    Our Current Report on Form 8-K filed on May 15, 2003;

         (d)    Our Current Report on Form 8-K filed on May 5, 2003;

         (e)    Our Current Report on Form 8-K filed on April 14, 2003;

         (f)    Our Current Report on Form 8-K filed on February 18, 2003; and

         (g)    Our Registration Statement on Form 8-A filed on January 6,
                2000.

         We will furnish to you without charge upon your request a copy of any of the documents incorporated in this prospectus and any statement in, or incorporated in, this prospectus by reference, other than the exhibits to those documents unless those exhibits are specifically incorporated by reference. For a copy of any of the documents you should contact Niku Corporation, 305 Main Street, Redwood City, CA 94063, telephone number (650) 298-4600, Attention:
Corporate Secretary.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from the sale of shares.

         We have in the past and will in the future receive all proceeds from the exercise of warrants by the Selling Stockholders unless they are exercised on a cashless basis but will not receive any proceeds from the sale of shares issued upon the exercise of the warrants. On November 27, 2002, Limar exercised a warrant for 1,445,000 shares for an aggregate exercise price of $1,445. Proceeds from the exercise of the warrants will be used by us for general corporate purposes.

                              SELLING STOCKHOLDERS

         This prospectus relates to an aggregate of 4,919,264 shares of common stock, $0.0001 par value, which are registered under this prospectus, consisting of the following:

         o 3,088,230 shares of common stock we issued to various investors in connection with a private placement we entered into on February 12, 2003 and 386,034 shares of common stock issuable upon the exercise of outstanding warrants that were issued to the investors in the private placement.

         o 1,445,000 shares of our common stock issued upon the exercise of a warrant that we issued in connection with the termination of a major facility lease effective as of October 31, 2002.

         The price at which the Selling Stockholders may sell their shares will be determined by the prevailing market for the shares or in negotiated transactions.

         The following table sets forth certain information regarding the Selling Stockholders as of May 20, 2004, including the names of the Selling Stockholders, the number of shares beneficially owned by each Selling Stockholder, the number of shares being registered for each Selling Stockholder, the number of shares that each Selling Stockholder will beneficially own if all registered shares are sold, the percentage ownership of shares held by each Selling Stockholder prior to the registration and the percentage ownership of shares held by each Selling Stockholder after the registration if all registered shares are sold. The Selling Stockholders may sell any or all of the shares, subject to federal and state securities laws, but are under no obligation do so.


                                          Shares Beneficially Owned Prior                 Shares Beneficially Owned If All
                                                to Registration                              Registered Shares Are Sold
                                         -----------------------------------------        ---------------------------------
                                                                                             Number of
                                                                                              Shares
                                          Number of                                         Beneficially
                                            Shares        Percentage    Numbers of          Owned If All
                                         Beneficially    Beneficially  Shares Being          Registered          Percent of
Beneficial Owner                           Owned(1)         Owned       Registered         Shares Are Sold         Total
----------------                         ------------    ------------   -----------        ---------------       ----------
---------------------------------------------------------------------------------------------------------------------------
Limar Realty Corp. #30 (2)                 1,445,000        11.60%     1,445,000                 0                0.0%
1730 S. El Camino Real, Suite 400
San Mateo, CA 94402
---------------------------------------------------------------------------------------------------------------------------
Walden VC II, L.P. and related funds (3)   1,792,406        14.39%     1,792,406                 0                0.0%
750 Battery Street, 7th Floor
San Francisco, CA 94111
---------------------------------------------------------------------------------------------------------------------------
Sarlo Foundation (4)                          33,088            *         33,088                 0                0.0%
c/o The Jewish Community Foundation
Attn: Barbara Klappe
121 Steuart Street
San Francisco, CA 94105
---------------------------------------------------------------------------------------------------------------------------
Frank T. Gerber Trust U/A/ DTD 11/17/95 (5)   33,088            *         33,088                 0                0.0%
2875 Vallejo Street
San Francisco, CA 94123
---------------------------------------------------------------------------------------------------------------------------
Vector Capital Partners II, L.L.C.(6)      1,042,311         8.33%       496,324           625,535                5.0%
465 Montgomery Street, 19th Floor
San Francisco, CA 94104
---------------------------------------------------------------------------------------------------------------------------
Katrina Garnett (7)                          802,743         6.44%       330,882           471,861                3.8%
---------------------------------------------------------------------------------------------------------------------------
Ravi Chiruvolu (8)                            61,981            *         33,089            16,384                  *
---------------------------------------------------------------------------------------------------------------------------
Accolade Partners                              4,174            *          4,174                 0                0.0%
7900 Westpark Drive, Suite T602
McLean, VA 22102
---------------------------------------------------------------------------------------------------------------------------
Adams Family LLC                               1,147            *          1,147                 0                0.0%
P.O. Box 1268
Edgartown, MA 02539
---------------------------------------------------------------------------------------------------------------------------
Alexander B. Gove                                218            *            218                 0                0.0%
750 Battery Street, 7th Floor
San Francisco, CA 94111
---------------------------------------------------------------------------------------------------------------------------
Andrea Turner                                    259            *            259                 0                0.0%
984 Alvarado Road
Berkeley, CA 94705
---------------------------------------------------------------------------------------------------------------------------
Andrew Kau                                       604            *            604                 0                0.0%
1 California Street, 28th Floor
San Francisco, CA 94111
---------------------------------------------------------------------------------------------------------------------------
Andrew Marcus                                  1,146            *          1,146                 0                0.0%
7 Doubling Road
Greenwich, CT 06830
---------------------------------------------------------------------------------------------------------------------------
Ann Hedges Revocable Trust Dtd 6/22/93,          409            *            409                 0                0.0%
Ann Hedges, ttee
47 Kronquist Court
San Francisco, CA 94131
---------------------------------------------------------------------------------------------------------------------------
Anthony Michael Glassman                         818            *            818                 0                0.0%
360 N. Bedford Drive, Suite 204
Beverly Hills, CA 90210
---------------------------------------------------------------------------------------------------------------------------
Apollo Group, Inc.                            11,465            *         11,465                 0                0.0%
4615 E. Elwood Street
Mail Stop 90-0044x
Phoenix, AZ 85040
---------------------------------------------------------------------------------------------------------------------------
ARBA, A California General Partnership           817            *            817                 0                0.0%
100 Smith Ranch Road, Suite 325
San Rafael, CA 94903
---------------------------------------------------------------------------------------------------------------------------
Arthur Berliner Family Trust                   1,745            *          1,745                 0                0.0%
dtd 4/24/85
750 Battery Street, 7th Floor
San Francisco, CA 94111
---------------------------------------------------------------------------------------------------------------------------
Arthur Berliner Family Trust                   6,767            *          6,767                 0                0.0%
dtd 4/24/85
750 Battery Street, 7th Floor
San Francisco, CA 94111
---------------------------------------------------------------------------------------------------------------------------
AWF Ventures LLC                               1,229            *          1,229                 0                0.0%
1082 Ticonderoga Drive
Sunnyvale, CA 94087
---------------------------------------------------------------------------------------------------------------------------
Azure Ventures, LLC                              517            *            517                 0                0.0%
131 Steuart Street, Penthouse
San Francisco, CA 94105
---------------------------------------------------------------------------------------------------------------------------
Bald Eagle Ventures II, LLC                      176            *            176                 0                0.0%
27 Adam Way
Atherton, CA 94027
---------------------------------------------------------------------------------------------------------------------------
Barbara Ancona                                   817            *            817                 0                0.0%
11 Shawnee Road
Short Hills, NJ 07078-1218
---------------------------------------------------------------------------------------------------------------------------
Barbara Cohn                                     259            *            259                 0                0.0%
5750 Bloomfield Glens
W. Bloomfield, MI 48322
---------------------------------------------------------------------------------------------------------------------------
Barry Goldstein                                  818            *            818                 0                0.0%
53 Lakeview Avenue
Piedmont, CA 94611
---------------------------------------------------------------------------------------------------------------------------
Barry Tarasoff                                   259            *            259                 0                0.0%
253 Brett Road
Fairfield, CT 06824
---------------------------------------------------------------------------------------------------------------------------
Bay Alarm Securities LLC                       2,293            *          2,293                 0                0.0%
60 Berry Drive
Pacheco, CA 94553-5601
---------------------------------------------------------------------------------------------------------------------------
Benjamin Zinkin                                   65            *             65                 0                0.0%
c/o New Line Cinema
888-7th Avenue
New York, NY 10106
---------------------------------------------------------------------------------------------------------------------------
Berliner Investment Co.                        1,147            *          1,147                 0                0.0%
c/o Richard Stern
76 Peacock Drive
San Rafael, CA 94901
---------------------------------------------------------------------------------------------------------------------------
Bernard Groveman                               1,146            *          1,146                 0                0.0%
11 Shawnee Road
Short Hills, NJ 070780-1218
---------------------------------------------------------------------------------------------------------------------------
Betty Jane Schuss Trust, Jack Schuss, Ttee     1,146            *          1,146                 0                0.0%
P.O. Box 1907
Basalt, CO 81621
---------------------------------------------------------------------------------------------------------------------------
BFDS-I                                         2,293            *          2,293                 0                0.0%
44 Montgomery Street, Suite 340
San Francisco, CA 94104
---------------------------------------------------------------------------------------------------------------------------
Bill Aspromonte                                  250            *            250                 0                0.0%
690 Osceola Avenue, Apt. 307
Winterpark, FL 32789
---------------------------------------------------------------------------------------------------------------------------
Bradford S. Barr                                 229            *            229                 0                0.0%
210 E. 86th Street, Suite 404
New York, NY 10028
---------------------------------------------------------------------------------------------------------------------------
Brian and Dena Wood                              517            *            517                 0                0.0%
1430 Rockcliff Road
Austin, TX 78746
---------------------------------------------------------------------------------------------------------------------------
BSC Venture Fund LLC                           7,959            *          7,959                 0                0.0%
c/o Bessemer Trust Company
630 5th Avenue
New York, NY 10111
---------------------------------------------------------------------------------------------------------------------------
C. Philip Chapman & Donna R. Chapman             409            *            409                 0                0.0%
6108 Avenida Cresta
La Jolla, CA 92037
---------------------------------------------------------------------------------------------------------------------------
Caramia LLC                                      573            *            573                 0                0.0%
110 E. 59th Street, 29th Floor
New York, NY 10022
---------------------------------------------------------------------------------------------------------------------------
Cardinal Partners                                817            *            817                 0                0.0%
c/o Harold Libby
1133 Fourth Street, Suite 302
Sarasota, FL 34236
---------------------------------------------------------------------------------------------------------------------------
Carl G. Behnke                                   229            *            229                 0                0.0%
601 Union Street, Suite 3016
Seattle, WA 98101
---------------------------------------------------------------------------------------------------------------------------
Caryn A. Peck, Ttee of the Caryn A. Peck         817            *            817                 0                0.0%
2001 Trust U/T/D 12/17/01
78 Hillmont Drive
Danville, CA 94526
---------------------------------------------------------------------------------------------------------------------------
Caryn A. Peck, Ttee of the Caryn A. Peck       1,146            *          1,146                 0                0.0%
2001 Trust U/T/D/ 12/17/01
78 Hillmont Drive
Danville, CA 94526
----------------------------------------------------------------------------------------------------------------------------
Catherine Holmes                                 118            *            118                 0                0.0%
920 Savannah Court
Walnut Creek, CA 94598
----------------------------------------------------------------------------------------------------------------------------
Chais 1991 Family Trust                          817            *            817                 0                0.0%
Stanley Chais and Pamela Chais, ttee
611 North Oakhurst Drive
Beverly Hills, CA 90210
----------------------------------------------------------------------------------------------------------------------------
Charles Hsu                                      164            *            164                 0                0.0%
128 Clarendon Avenue
San Francisco, CA 94114
----------------------------------------------------------------------------------------------------------------------------
Charles Hsu                                    3,018            *          3,018                 0                0.0%
128 Clarendon Avenue
San Francisco, CA 94114
----------------------------------------------------------------------------------------------------------------------------
Charles Richard Rose Irrevocable Trust           817            *            817                 0                0.0%
Dtd 11/27/96, Robert Schweich, ttee
47 East 88th Street
New York, NY 10128
----------------------------------------------------------------------------------------------------------------------------
Charles S.G. Bolton                            2,293            *          2,293                 0                0.0%
One Market, Spear Tower, Suite 1800
San Francisco, CA 94105
----------------------------------------------------------------------------------------------------------------------------
Charles S.G. Bolton                              817            *            817                 0                0.0%
499 Marina Boulevard, #102
San Francisco, CA 94123
----------------------------------------------------------------------------------------------------------------------------
Chia Lung Yeh & Huey Ling Wang                   817            *            817                 0                0.0%
14900 Farwell Avenue
Saratoga, CA 95070
----------------------------------------------------------------------------------------------------------------------------
Chong-Moon Lee & Reiko Takahashi Lee           4,586            *          4,586                 0                0.0%
c/o Jin Lee, Ambex Venture Group LLC
1245 Oakmead Parkway
Sunnyvale, CA 94086
----------------------------------------------------------------------------------------------------------------------------
Chong-Moon Lee&Reiko Takahashi Lee               817            *            817                 0                0.0%
c/o Jin Lee, Ambex Venture Grp LLC
1245 Oakmead Parkway
Sunnyvale, CA 94086
----------------------------------------------------------------------------------------------------------------------------
Chris Lenzo                                    1,035            *          1,035                 0                0.0%
2786 Vallejo Street
San Francisco, CA 94123
----------------------------------------------------------------------------------------------------------------------------
Christopher Cochrane                             817            *            817                 0                0.0%
385 Western Drive
Point Richmond, CA 94801
----------------------------------------------------------------------------------------------------------------------------
Clifford Barr                                    459            *            459                 0                0.0%
600 S.W. 14th Street
Boca Raton, FL 33486
----------------------------------------------------------------------------------------------------------------------------
CMS Tech Access                               11,465            *         11,465                 0                0.0%
Subpartnership
c/o Performance Group
1926 Arch Street
Philadelphia, PA 19103
----------------------------------------------------------------------------------------------------------------------------
Cokomodo Investments, L.P.                       647            *            647                 0                0.0%
4 Berthe Circle
Colorado Springs, CO 80906
----------------------------------------------------------------------------------------------------------------------------
Columbia General Investment L.P.                 817            *            817                 0                0.0%
14241 Dallas Parkway, Suite 200
Dallas, TX 75254
----------------------------------------------------------------------------------------------------------------------------
Community Foundation Silicon Valley            6,879            *          6,879                 0                0.0%
Attn: Finance Department
60 South Market Street, Suite 1000
San Jose, CA 95113
----------------------------------------------------------------------------------------------------------------------------
Craig K. Harding                               2,293            *          2,293                 0                0.0%
Two Soundview Drive
Greenwich, CT 06830
----------------------------------------------------------------------------------------------------------------------------
Cypress VI Partners                            2,293            *          2,293                 0                0.0%
126 Cypress Avenue
Kentfield, CA 94904
----------------------------------------------------------------------------------------------------------------------------
Cypress VI Partners                              817            *            817                 0                0.0%
126 Cypress Avenue
Kentfield, CA 94904
----------------------------------------------------------------------------------------------------------------------------
D&M Capital Investments, LLC                   1,147            *          1,147                 0                0.0%
15436 N. Florida Avenue, Suite 200
Tampa, FL 33613
----------------------------------------------------------------------------------------------------------------------------
Daniel I. Kemper                               1,146            *          1,146                 0                0.0%
1911 Straits View Drive
Tiburon, CA 94920
----------------------------------------------------------------------------------------------------------------------------
David N. Wilner                                2,293            *          2,293                 0                0.0%
Malou Babilonia
2733 Claremont Boulevard
Berkeley, CA 94705
----------------------------------------------------------------------------------------------------------------------------
David S. Lambert & Carol A. Lambert              409            *            409                 0                0.0%
2125 E. Ranch Road
Tempe, AZ 85284
----------------------------------------------------------------------------------------------------------------------------
David S. Steiner                                 817            *            817                 0                0.0%
c/o Steiner Equities Group, L.L.C.
75 Eisenhower Pkwy
Roseland, NJ 07068-1696
----------------------------------------------------------------------------------------------------------------------------
David Samuel Rev Trust U/A/D 10/4/00,            485            *            485                 0                0.0%
David Samuel, Ttee
199 Madrone Avenue
Larkspur, CA 94939
----------------------------------------------------------------------------------------------------------------------------
David Stussy                                   1,146            *          1,146                 0                0.0%
2737 E. Lake of the Ilses
Minneapolis, MN 55408
----------------------------------------------------------------------------------------------------------------------------
David Syme                                       118            *            118                 0                0.0%
12 William Court
Danville, CA 94526
----------------------------------------------------------------------------------------------------------------------------
DB Alex.Brown LLC Cust FBO: Norman Kidd R-IRA    817            *            817                 0                0.0%
Dtd 4/10/00
15351 El Camino Grande
Saratoga, CA 95070
----------------------------------------------------------------------------------------------------------------------------
DB Alex.Brown LLC Cust FBO: Norman Kidd R-IRA    588            *            588                 0                0.0%
Dtd 4/10/00
15351 El Camino Grande
Saratoga, CA 95070
----------------------------------------------------------------------------------------------------------------------------
DBR Corporation Pty Ltd                        1,147            *          1,147                 0                0.0%
P.O. Box 157
South Melbourne, VIC
Australia 3205
----------------------------------------------------------------------------------------------------------------------------
Denise Petitfils, Ttee, Denise Petitfils         245            *            245                 0                0.0%
Living Trust U/A Dtd 2/8/96
1285 Wellington Avenue
Pasadena, CA 91103
----------------------------------------------------------------------------------------------------------------------------
DLJ Fund Investment Partners III, L.P.        11,465            *         11,465                 0                0.0%
c/o DLJ LBO Plans Mgmt Co
11 Madison Avenue, 13th Floor
New York, NY 10010
----------------------------------------------------------------------------------------------------------------------------
Donald S. Passman, Esq.                        1,146            *          1,146                 0                0.0%
Gang, Tyre, Ramer & Brown, Inc.
132 S. Rodeo Dr.
Beverly Hills, CA 90212-2403
----------------------------------------------------------------------------------------------------------------------------
Douglas G. Carlston                              817            *            817                 0                0.0%
120 Locust Avenue
San Rafael, CA 94901
----------------------------------------------------------------------------------------------------------------------------
Douglas Nixon                                    176            *            176                 0                0.0%
1783 3rd Street
Livermore, CA 94550
----------------------------------------------------------------------------------------------------------------------------
E. Garfinkle; J. Garfinkle; E. Goldstein as      818            *            818                 0                0.0%
Successor Ttee of the Goldstein Family Trust
Dtd 5/11/90, as
tenants-in-common
44 Montgomery Street, Suite 3585
San Francisco, CA 94104
----------------------------------------------------------------------------------------------------------------------------
E. Stanton McKee                               1,146            *          1,146                 0                0.0%
1225 Godetia Drive
Woodside, CA 94062
----------------------------------------------------------------------------------------------------------------------------
EDB Ventures Pte Ltd                          11,465            *         11,465                 0                0.0%
250 N. Bridge Road
#27-04, Raffles City Tower
Singapore 179101
----------------------------------------------------------------------------------------------------------------------------
Edgewood Partners, LLC                         1,146            *          1,146                 0                0.0%
12 Loch Haven Court
San Rafael, CA 94901
----------------------------------------------------------------------------------------------------------------------------
EFG Trust II                                   2,293            *          2,293                 0                0.0%
c/o Ward Glassmeyer
4 Coves End Road
Darien, CT 06820
----------------------------------------------------------------------------------------------------------------------------
Eisler Associates                              1,146            *          1,146                 0                0.0%
P.O. Box 2081
Burlingame, CA 94000
----------------------------------------------------------------------------------------------------------------------------
Electronic Arts                               11,465            *         11,465                 0                0.0%
209 Redwood Shores Parkway
Redwood City, CA 94065
----------------------------------------------------------------------------------------------------------------------------
Elton J. Blum                                    409            *            409                 0                0.0%
465 California Street, Suite 400
San Francisco, CA 94104
----------------------------------------------------------------------------------------------------------------------------
Erickson Group, Ltd.                           2,293            *          2,293                 0                0.0%
4900 SW Grifftih Drive, Suite 133
Beaverton, OR 97005
----------------------------------------------------------------------------------------------------------------------------
Ernest C. Goggio                                 818            *            818                 0                0.0%
P.O. Box 403
Glenbrook, NV 89413
----------------------------------------------------------------------------------------------------------------------------
Estate of Stephen C. Johnes,                     817            *            817                 0                0.0%
Tom Kopnicky, Executor
c/o James D. Miller & Co.
350 5th Avenue, Suite 5019
New York, NY 10118
----------------------------------------------------------------------------------------------------------------------------
Eugene D. Brody                                  817            *            817                 0                0.0%
2756 Deerfield Road
Sag Harbor, NY 11963
----------------------------------------------------------------------------------------------------------------------------
Francis O. Scarpulla                             817            *            817                 0                0.0%
3708 Clay Street
San Francisco, CA 94118
----------------------------------------------------------------------------------------------------------------------------
Frank D. Gerber Trust                          2,293            *          2,293                 0                0.0%
99 Via Los Altos
Tiburon, CA 94920
----------------------------------------------------------------------------------------------------------------------------
Frank Wilkens III                              2,293            *          2,293                 0                0.0%
P.O. Box 114
Putney, VT 05346
----------------------------------------------------------------------------------------------------------------------------
Frank Wilkins ttee UTD 12/22/89 FBO,           2,293            *          2,293                 0                0.0%
Robert T. Nanovic
P.O. Box 2080
Osterville, MA 02655
----------------------------------------------------------------------------------------------------------------------------
Frank Wilkins, ttee UTD 12/22/89 FBO UTD       2,293            *          2,293                 0                0.0%
Katryn Nanovic
P.O. Box 2080
Osterville, MA 02655
----------------------------------------------------------------------------------------------------------------------------
Friend Friend & Friend                           818            *            818                 0                0.0%
501 2nd Street, Suite 720
San Francisco, CA 94107
----------------------------------------------------------------------------------------------------------------------------
Friend Friend & Friend                         1,146            *          1,146                 0                0.0%
501 2nd Street, Suite 720
San Francisco, CA 94107
----------------------------------------------------------------------------------------------------------------------------
G.W. Skinner Trust FBO                           917            *            917                 0                0.0%
Sally S. Behnke
601 Union Street, Suite 3016
Seattle, WA 98101
----------------------------------------------------------------------------------------------------------------------------
G.W. Skinner Trust No. 2                         917            *            917                 0                0.0%
601 Union Street, Suite 3016
Seattle, WA 98101
----------------------------------------------------------------------------------------------------------------------------
Gallant III, LLC                               1,949            *          1,949                 0                0.0%
12600 Gateway Blvd.
Ft. Myers, FL 33913
----------------------------------------------------------------------------------------------------------------------------
GAMI Investments, Inc.                        11,465            *         11,465                 0                0.0%
3960 Howard Hughes Parkway,
5th Floor
Las Vegas, NV 89109
----------------------------------------------------------------------------------------------------------------------------
Gary Friedman                                    647            *            647                 0                0.0%
19 Eucalyptus Drive
Belvedere, CA 94920
----------------------------------------------------------------------------------------------------------------------------
Gary Lauder                                    2,293            *          2,293                 0                0.0%
88 Mercedes Lane
Atherton, CA 94027
----------------------------------------------------------------------------------------------------------------------------
George B. Saxe & Dorothy E. Saxe               1,146            *          1,146                 0                0.0%
Revocable Trust UTA Dtd
10/9/92
2600 El Camino Real, Suite 206
Palo Alto, CA 94306
----------------------------------------------------------------------------------------------------------------------------
George J.W. Goodman                              818            *            818                 0                0.0%
141 Fairview Drive
Princeton, NJ 08540
----------------------------------------------------------------------------------------------------------------------------
George Sarlo Revocable Trust dtd                 382            *            382                 0                0.0%
12/31/91
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
George Sarlo Revocable Trust dtd 12/31/91      6,767            *          6,767                 0                0.0%
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Glen Karen Doshay, Ttees of the Doshay           818            *            818                 0                0.0%
Family Trust of 1999, Dtd 1/13/99
6279 Via Campo Verde
P.O. Box 675910
Rancho Santa Fe, CA 92067
----------------------------------------------------------------------------------------------------------------------------
Goldman-Valeriote Family Trust UDT               818            *            818                 0                0.0%
11/15/95
441 Walsh Road
Atherton, CA 94027
----------------------------------------------------------------------------------------------------------------------------
GPP Partners                                   2,293            *          2,293                 0                0.0%
60 Arch Street
Greenwich, CT 06830
----------------------------------------------------------------------------------------------------------------------------
Gregory E. Barr                                  229            *            229                 0                0.0%
19170 Fox Landing Drive
Boca Raton, FL 33434
----------------------------------------------------------------------------------------------------------------------------
GS PEP Technology Fund 2000 Offshore           9,996            *          9,996                 0                0.0%
Holdings L.P.
Attn: Jennifer A. Barbetta
32 Old Ship, 21st Floor
New York, NY 10005
----------------------------------------------------------------------------------------------------------------------------
GS PEP Technology Fund 2000, L.P.             25,326            *         25,326                 0                0.0%
Attn: Jennifer A. Barbetta
32 Old Ship, 21st Floor
New York, NY 10005
----------------------------------------------------------------------------------------------------------------------------
H. Gelles, ttee 88 Trust                       1,146            *          1,146                 0                0.0%
415 E. 52nd Street
New York, NY 10022
----------------------------------------------------------------------------------------------------------------------------
HarbourVest Partners VI-Parallel                  86            *             86                 0                0.0%
Partnership Fund L.P.
One Financial Ctr., 44th Floor
Boston, MA 02111
----------------------------------------------------------------------------------------------------------------------------
HarbourVest Partners VI-Partnership            1,060            *          1,060                 0                0.0%
Fund L.P.
One Financial Ctr., 44th Floor
Boston, MA 02111
----------------------------------------------------------------------------------------------------------------------------
Harriet Hansen Living Trust Dtd 12/2/93,         818            *            818                 0                0.0%
Harriet Hansen, ttee
P.O. Box 398
Corcoran, CA 93212
----------------------------------------------------------------------------------------------------------------------------
Hartford Life Insurance Company               27,515            *         27,515                 0                0.0%
c/o Hartford Investment Mgmt Co.
HIMCO, 11th Floor,
55 Farmington Avenue
Hartford, CT 06105
----------------------------------------------------------------------------------------------------------------------------
Herb Alpert Revocable Trust dtd                2,293            *          2,293                 0                0.0%
12/11/96
1414 Sixth Street
Santa Monica, CA 90401
----------------------------------------------------------------------------------------------------------------------------
Herb Alpert Revocable Trust dtd 12/11/96       1,635            *          1,635                 0                0.0%
1414 Sixth Street
Santa Monica, CA 90401
----------------------------------------------------------------------------------------------------------------------------
Hercules Investment Syndicate LLC              1,635            *          1,635                 0                0.0%
421 W. Riverside Avenue, Suite 960
Spokane, WA 99201
----------------------------------------------------------------------------------------------------------------------------
Hercules Investment Syndicate LLC              1,146            *          1,146                 0                0.0%
421 W. Riverside Avenue, Suite 960
Spokane, WA 99201
----------------------------------------------------------------------------------------------------------------------------
Hermes Investment Group                       11,465            *         11,465                 0                0.0%
4835 E. Exiter Blvd.
Phoenix, AZ 85018-2938
----------------------------------------------------------------------------------------------------------------------------
HHS Partnership                                1,146            *          1,146                 0                0.0%
P.O. Box 3090
Winter Park, FL 32790
----------------------------------------------------------------------------------------------------------------------------
HMSS Investments                                 817            *            817                 0                0.0%
c/o Howard Slayen
2 Altree Court
Atherton, CA 94027
----------------------------------------------------------------------------------------------------------------------------
Hoegh Capital Partners PE (US) Ltd            11,465            *         11,465                 0                0.0%
Suite 2, Borough House, Rue du Pre
Guernsey GY1 1EF, Channel Is, UK
----------------------------------------------------------------------------------------------------------------------------
Holdstein Charitable Remainder Unitrust        1,146            *          1,146                 0                0.0%
dtd 12/29/99, R. Holdstein Ttee
2 Buckeye Way
Kentfield, CA 94904
----------------------------------------------------------------------------------------------------------------------------
Holdstein Revocable Trust 6/12/83,               353            *            353                 0                0.0%
Russ Holdstein Ttee
2 Buckeye Way
Kentfield, CA 94904
----------------------------------------------------------------------------------------------------------------------------
Howard Properties Money Purchase Pension         817            *            817                 0                0.0%
Plan and Trust, Dtd 5/30/76
501 2nd Street, Suite 720
San Francisco, CA 94107
----------------------------------------------------------------------------------------------------------------------------
Instanz Nominees Pty Ltd ATF The Liberman      1,146            *          1,146                 0                0.0%
Family Trust
Level 9 South, 161 Collins Street
Melbourne VIC 3000 Australia
----------------------------------------------------------------------------------------------------------------------------
Isakov Family LLC                                573            *            573                 0                0.0%
5187 Mayfield Road
Lyndhurst, OH 44124
----------------------------------------------------------------------------------------------------------------------------
Ivan Meyerson                                    409            *            409                 0                0.0%
1509 La Loma Avenue
Berkeley, CA 94708
----------------------------------------------------------------------------------------------------------------------------
J. Bowmar Rodgers, Jr. &                         573            *            573                 0                0.0%
Monty Elizabeth Rodgers
198 Heather Drive
Atherton, CA 94027
----------------------------------------------------------------------------------------------------------------------------
J. Carlo Cannell & Jennifer Bradley Cannell      817            *            817                 0                0.0%
46 Kittredge Terrace
San Francisco, CA 94118
----------------------------------------------------------------------------------------------------------------------------
J. Jorge Klor de Alva                            259            *            259                 0                0.0%
3329 Clay Street
San Francisco, CA 94118
----------------------------------------------------------------------------------------------------------------------------
J. Stephen & Nancy Thornborrow                   409            *            409                 0                0.0%
480 Mountain Avenue
Piedmont, CA 94611
----------------------------------------------------------------------------------------------------------------------------
James Hansen & Betsy Hansen Living Trust         818            *            818                 0                0.0%
Dtd 12/9/93, J&B Hansen as Co-ttees
P.O. Box 398
Corcoran, CA 93212-0398
----------------------------------------------------------------------------------------------------------------------------
James Hansen & Betsy Hansen Living Trust       1,605            *          1,605                 0                0.0%
Dtd 12/9/93, J&B Hansen as Co-ttees
P.O. Box 398
Corcoran, CA 93212-0398
----------------------------------------------------------------------------------------------------------------------------
James K. Rosenthal                               118            *            118                 0                0.0%
c/o New Line Cinema
888-7th Avenue
New York, NY 10106
----------------------------------------------------------------------------------------------------------------------------
James M. Usdan                                   817            *            817                 0                0.0%
2707 Valley Springs Road
Austin, TX 78746
----------------------------------------------------------------------------------------------------------------------------
Janet and Rocky Mountain                       1,146            *          1,146                 0                0.0%
2515 Wooldridge Drive
Austin, TX 78703
----------------------------------------------------------------------------------------------------------------------------
JDCAN3 Holdings, L.P.                          1,032            *          1,032                 0                0.0%
3506 Sacred Moon Cove
Austin, TX 78746
----------------------------------------------------------------------------------------------------------------------------
Jean and Josette Deleage                       2,293            *          2,293                 0                0.0%
c/o Burr Egan Deleage & Co.
200 Clarendon Street, 51st Floor
Boston, MA 02116
----------------------------------------------------------------------------------------------------------------------------
Jefforeed Partners, LP                         1,146            *          1,146                 0                0.0%
650 California Street, 25th Floor
San Francisco, CA 94108
----------------------------------------------------------------------------------------------------------------------------
Jeffrey E. Schuss Trust                        1,146            *          1,146                 0                0.0%
P.O. Box 1907
Basalt, CO 81621
----------------------------------------------------------------------------------------------------------------------------
Jeremy Thatcher                                  573            *            573                 0                0.0%
c/o Friedman, Fleischer & Lowe
One Maritime Plaza, #1000
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
John C. Colligan                               1,147            *          1,147                 0                0.0%
710 Berkeley Avenue
Menlo Park, CA 94025
----------------------------------------------------------------------------------------------------------------------------
John Kryzanowski                                 323            *            323                 0                0.0%
c/o Alex Brown
101 California Street,
46th Floor
San Francisco, CA 94104
----------------------------------------------------------------------------------------------------------------------------
John S. Behnke                                   229            *            229                 0                0.0%
601 Union Street, Suite 3016
Seattle, WA 98101
----------------------------------------------------------------------------------------------------------------------------
Joseph Blum                                      817            *            817                 0                0.0%
Rawson, Blum & Co.
425 California Street, Suite 200
San Francisco, CA 94104
----------------------------------------------------------------------------------------------------------------------------
Josh Felser                                    1,146            *          1,146                 0                0.0%
41 Beverly Terrace
Mill Valley, CA 94941
----------------------------------------------------------------------------------------------------------------------------
Judy Nixon                                       176            *            176                 0                0.0%
3540 Springhill Road
Lafayette, CA 94549
----------------------------------------------------------------------------------------------------------------------------
JW3 Capital L.P. (6th)                           741            *            741                 0                0.0%
3506 Sacred Moon Cove
Austin, TX 78746
----------------------------------------------------------------------------------------------------------------------------
K&L Properties                                   817            *            817                 0                0.0%
1435 Kring Way
Los Altos, CA 94024
----------------------------------------------------------------------------------------------------------------------------
Kafig Pty Ltd.                                 1,146            *          1,146                 0                0.0%
Level 9, 161 Collins Street
Melbourne Australia 3000
----------------------------------------------------------------------------------------------------------------------------
Kaplan, Inc.                                   6,879            *          6,879                 0                0.0%
888 7th Avenue, 23rd Floor
New York, NY 10106
----------------------------------------------------------------------------------------------------------------------------
Keith A. Brooks TTEE-FBO Keith Brooks          1,147            *          1,147                 0                0.0%
4229 Bardstown Road
Louisville, KY 40218
----------------------------------------------------------------------------------------------------------------------------
Keith A. Brooks TTEE-FBO Keith Brooks            817            *            817                 0                0.0%
4229 Bardstown Road
Louisville, KY 40218
----------------------------------------------------------------------------------------------------------------------------
Ken J. McEwan                                    654            *            654                 0                0.0%
78 Chadron Circle
Ladera Ranch, CA 92694
----------------------------------------------------------------------------------------------------------------------------
Kenbar Group, L.P.                             1,293            *          1,293                 0                0.0%
1760 Third Avenue
New York, NY 10029
----------------------------------------------------------------------------------------------------------------------------
Kenneth B. Sawyer                                235            *            235                 0                0.0%
Two Transamerica Center
505 Sansome Street, Suite 1925
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Kent Baum                                      1,147            *          1,147                 0                0.0%
Marie Jose Melief Baum
c/o DB Alex.Brown
101 California Street,
46th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Kent Baum                                        817            *            817                 0                0.0%
Marie Jose Melief Baum
c/o DB Alex.Brown
101 California Street, 46th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Kenyon College                                 6,879            *          6,879                 0                0.0%
VP for Finance
The Eaton Center
209 Chase Avenue
Gambier, OH 43022
----------------------------------------------------------------------------------------------------------------------------
Kimtar Investments, LLC                        1,146            *          1,146                 0                0.0%
One Rockefeller Plaza,
Suite 1100
New York, NY 10020
----------------------------------------------------------------------------------------------------------------------------
Kryzanowski Family Trust, J. Kryzanowski       1,146            *          1,146                 0                0.0%
c/o 101 California Street, 46th Floor
San Francisco, CA 94104
----------------------------------------------------------------------------------------------------------------------------
Laurence & Eleanor Myers Family Trust            817            *            817                 0                0.0%
Dtd 12/18/75
2935 Lake Street
San Francisco, CA 94121
----------------------------------------------------------------------------------------------------------------------------
Laurence & Eleanor Myers Family Trust          1,146            *          1,146                 0                0.0%
Dtd 12/18/75
2935 Lake Street
San Francisco, CA 94121
----------------------------------------------------------------------------------------------------------------------------
Lawrence F. Marcus                             1,309            *          1,309                 0                0.0%
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Lawrence F. Probst III                         1,146            *          1,146                 0                0.0%
145 Bridge Road
Hillsborough, CA 94010
----------------------------------------------------------------------------------------------------------------------------
Lawrence K. Samuels                              817            *            817                 0                0.0%
200 Oceanview Drive
La Selva Beach, CA 95076
----------------------------------------------------------------------------------------------------------------------------
Le Hagen Partners, Ltd.                          817            *            817                 0                0.0%
3300 N.E. 191 Street, Suite LP-18
Aventura, FL 33180
----------------------------------------------------------------------------------------------------------------------------
Lee J. Schweichler & Ann W.                      817            *            817                 0                0.0%
Schweichler
28 Sienna Way
San Rafael, CA 94901
----------------------------------------------------------------------------------------------------------------------------
Lewis M. Wallack                                 573            *            573                 0                0.0%
5150 3 Village Drive
Lyndhurst, OH 44124
----------------------------------------------------------------------------------------------------------------------------
Lip-Bu Tan and Ysa Loo Trust                   1,146            *          1,146                 0                0.0%
Dtd 2/3/92
One California Street, 28th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Lip-Bu Tan Trust                               6,764            *          6,764                 0                0.0%
1 California Street,
28th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Loube 2000 Living Trust, dtd 6/20/00,            817            *            817                 0                0.0%
Irving Loube and Shirley Loube, ttees
312 San Rafael Avenue
Belvedere, CA 94920-2334
----------------------------------------------------------------------------------------------------------------------------
Louis Petitfils TTEE, Louis Petitfils            245            *            245                 0                0.0%
Trust U/A  Dtd 10/18/95
185 Anita Drive
Pasadena, CA 91105
----------------------------------------------------------------------------------------------------------------------------
Luria Family Trust                               353            *            353                 0                0.0%
1147 Ragatz Lane
Napa, CA 94558
----------------------------------------------------------------------------------------------------------------------------
M.E.K. Holdings Corporation                      109            *            109                 0                0.0%
(eyal)
c/o 750 Battery Street,
7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Makena Partners, L.P.                          1,146            *          1,146                 0                0.0%
1615 Bonanza Street, #203
Walnut Creek, CA 94596
----------------------------------------------------------------------------------------------------------------------------
Marc L. Abramowitz & Anita L. Abramowitz         817            *            817                 0                0.0%
7 Willow Hill Road
P.O. Box 1447
Ross, CA 94957
----------------------------------------------------------------------------------------------------------------------------
Mark A. Jung                                     470            *            470                 0                0.0%
12720 Dianne Drive
Los Altos, CA 94022
----------------------------------------------------------------------------------------------------------------------------
Mark L. and Liz Vorsatz Revocable                688            *            688                 0                0.0%
Living Trust
2267 Summit Drive
Hillsborough, CA 94010
----------------------------------------------------------------------------------------------------------------------------
Marshall George Cox                              817            *            817                 0                0.0%
P.O. Box 2269
Lake Arrowhead, CA 92352
----------------------------------------------------------------------------------------------------------------------------
Maryles Casto                                    817            *            817                 0                0.0%
Casto Travel
900 Lafayette Street
Santa Clara, CA 95050
----------------------------------------------------------------------------------------------------------------------------
Mathilde Albers                                  817            *            817                 0                0.0%
1999 Harrison Street, Suite 610
Oakland, CA 94612
----------------------------------------------------------------------------------------------------------------------------
Matt Miller                                    1,309            *          1,309                 0                0.0%
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
MediaCorp Technologies Pte Ltd                 3,439            *          3,439                 0                0.0%
5th Floor, Radio Building
Caldecott Broadcast Center,
Andrew Rd.
Singapore 299939
----------------------------------------------------------------------------------------------------------------------------
Michael A. Ehrlich                             1,146            *          1,146                 0                0.0%
38 Cornwelis Beach Road
Port Washington, NY 11050
----------------------------------------------------------------------------------------------------------------------------
Michael Lynne                                    235            *            235                 0                0.0%
770 Park Avenue, #18A
New York, NY 10021
----------------------------------------------------------------------------------------------------------------------------
Moldaw Variable Fund                           1,146            *          1,146                 0                0.0%
1550 El Camino Real,
Suite 290
Menlo Park, CA 94025
----------------------------------------------------------------------------------------------------------------------------
Monroe Capital Partners, LLC                     941            *            941                 0                0.0%
3993 Howard Hughes Pkway, Suite 830
Las Vegas, NV 89109
----------------------------------------------------------------------------------------------------------------------------
Monument Group, L.P.                              36            *             36                 0                0.0%
10 Post Office Square, North
Boston, MA 02109
----------------------------------------------------------------------------------------------------------------------------
MV Partners                                    1,509            *          1,509                 0                0.0%
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Nancy J. Pedot                                 1,146            *          1,146                 0                0.0%
63 W. 17th Street, Unit 6A
New York, NY 10023
----------------------------------------------------------------------------------------------------------------------------
New Line New Media, Inc.                       1,764            *          1,764                 0                0.0%
c/o New Line Cinema
888-7th Avenue
New York, NY 10106
----------------------------------------------------------------------------------------------------------------------------
Nicholas J. Bez                                1,147            *          1,147                 0                0.0%
1009 Western Avenue,
Suite 1201
Seattle, WA 98104-1039
----------------------------------------------------------------------------------------------------------------------------
Nicholas J. Bez                                1,308            *          1,308                 0                0.0%
1009 Western Avenue, Suite 1201
Seattle, WA 98104-1039
----------------------------------------------------------------------------------------------------------------------------
Noam Gottesman                                 1,146            *          1,146                 0                0.0%
31 Phillimore Gardens
London W87QG
United Kingdom
----------------------------------------------------------------------------------------------------------------------------
Norman C. & Marie H. Jack Ttees of               981            *            981                 0                0.0%
the Jack Family Trust
Dtd 9/15/00
2870 Bloomfield Road
Sebastopol, CA 95472
----------------------------------------------------------------------------------------------------------------------------
Norman C. & Marie H. Jack Ttees of             1,146            *          1,146                 0                0.0%
the Jack Family Trust
Dtd 9/15/00
2870 Bloomfield Road
Sebastopol, CA 95472
----------------------------------------------------------------------------------------------------------------------------
Nyack Capital Partners                         1,146            *          1,146                 0                0.0%
767 5th Avenue, 26th Floor
New York, NY 10153
----------------------------------------------------------------------------------------------------------------------------
Old Westbury Venture Capital Fund II, LLC     14,970            *         14,970                0                0.0%
c/o Bessemer Trust
630 5th Avenue
New York, NY 10111
----------------------------------------------------------------------------------------------------------------------------
Palm Villas Rentals II, LLC                    1,146            *          1,146                 0                0.0%
560 N. Nimitz Hwy, Suite 300
Honolulu, HI 96817
----------------------------------------------------------------------------------------------------------------------------
Paul and Kathryn Leitner                         409            *            409                 0                0.0%
2282 West Ridge Road
Los Angeles, CA 90049
----------------------------------------------------------------------------------------------------------------------------
Paul Coghlan                                     409            *            409                 0                0.0%
686 Bicknell Road
Los Gatos, CA 95030
----------------------------------------------------------------------------------------------------------------------------
Paul Ginsberg                                    818            *            818                 0                0.0%
P.O. Box 428
San Anselmo, CA 94979
----------------------------------------------------------------------------------------------------------------------------
Paul Ginsberg                                  2,293            *          2,293                 0                0.0%
P.O. Box 428
San Anselmo, CA 94979
----------------------------------------------------------------------------------------------------------------------------
Paul H. Stephens and Eleanor M. Stephens       1,146            *          1,146                 0                0.0%
Ttees U/T/A/ Dtd 7/6/98
388 Market Street, Suite 200
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Paul Lee                                         817            *            817                 0                0.0%
c/o VPL Investments
Suite 1900, 250 Howe Street
Vancouver, B.C. V6C3R8 Canada
----------------------------------------------------------------------------------------------------------------------------
Paul Schwarz, individually                       287            *            287                 0                0.0%
1576 Kittyhawk Lane
Glenview, IL 60025
----------------------------------------------------------------------------------------------------------------------------
Pauline Lo Alker                                 817            *            817                 0                0.0%
221 South Ridge Court
Danville, CA 94506
----------------------------------------------------------------------------------------------------------------------------
Peter I. Pressman, M.D.                        1,146            *          1,146                 0                0.0%
125 E. 72nd Street
New York, NY 10021
----------------------------------------------------------------------------------------------------------------------------
Peter K. Wanger, Jr.                             817            *            817                 0                0.0%
1604 McDonald Way
Burlingame, CA 94010-4652
----------------------------------------------------------------------------------------------------------------------------
Peter Lindhart                                   491            *            491                 0                0.0%
6061 Paseo Canyon
Malibu, CA 90265
----------------------------------------------------------------------------------------------------------------------------
Philip N. Sanderson and Robin Mary Shank,      1,309            *          1,309                 0                0.0%
Ttees of Sanderson Family Trust-2000 U/I
dtd 9/14/00
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Price Family Limited                           2,293            *          2,293                 0                0.0%
Partnership
7 Heaton Court
Cluster, NJ 07624
----------------------------------------------------------------------------------------------------------------------------
Rebecca Nanovic-Lin                            2,293            *          2,293                 0                0.0%
22 Mollbrook Drive
Wilton, CT 06897
----------------------------------------------------------------------------------------------------------------------------
Richard A. LeFurgy and Karen A LeFurgy,          981            *            981                 0                0.0%
ttees of LeFurgy Family Trust U/I
dtd 2/1/01
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Richard Brown                                    163            *            163                 0                0.0%
18765 Austin Way
Monte Sereno, CA 95030
----------------------------------------------------------------------------------------------------------------------------
Richard Carpenter                                817            *            817                 0                0.0%
c/o Irell & Manella
Attn: Werner Wolfen
1800 Avenue of the Stars, Suite 600
Los Angeles, CA 90067
----------------------------------------------------------------------------------------------------------------------------
Richard Emerson                                  353            *            353                 0                0.0%
The Highlands
Seattle, WA 98177
----------------------------------------------------------------------------------------------------------------------------
Richard L. Thompson                            1,147            *          1,147                 0                0.0%
P.O. Box 1765
Rancho Santa Fe, CA 92067
----------------------------------------------------------------------------------------------------------------------------
Richard Melman Rev Trust dtd 1/16/82           2,293            *          2,293                 0                0.0%
c/o Lettuce Entertain You
5419 N. Sheridan Road,
Suite 116
Chicago, IL 60640
----------------------------------------------------------------------------------------------------------------------------
Richard N. Frank Living Trust dtd 1/21/88,       491            *            491                 0                0.0%
R.N. Frank ttee
234 East Colorado Boulevard,
Suite 500
Pasadena, CA 91101
----------------------------------------------------------------------------------------------------------------------------
Richard N. Frank, Ttee & The Successor,        1,146            *          1,146                 0                0.0%
Tte R.N. Frank Living Trust
Dtd 1/21/88
234 E. Colorado Boulevard,
Suite 500
Pasadena, CA 91101-2206
----------------------------------------------------------------------------------------------------------------------------
Richard Young                                    817            *            817                 0                0.0%
10251 Berkshire Rd
South Bloomington, MN 55437
----------------------------------------------------------------------------------------------------------------------------
Robbins & Meyers                               3,270            *          3,270                 0                0.0%
Banc One Trust Co, Ttee
Attn: Brad Walker, IAA
1111Polaris Pkwy,
Suite 2N
Columbus, OH 43240
----------------------------------------------------------------------------------------------------------------------------
Robert A. Lanford                                409            *            409                 0                0.0%
4001 E. Claremont
Paradise Valley, AZ 85253
----------------------------------------------------------------------------------------------------------------------------
Robert Friedman                                   59            *             59                 0                0.0%
445 E. 86th Street
New York, NY 10028
----------------------------------------------------------------------------------------------------------------------------
Robert Garriott                                  706            *            706                 0                0.0%
7005 Bullick Bluff Road
Austin, TX 78732
----------------------------------------------------------------------------------------------------------------------------
Robert Haigney Living Trust                      235            *            235                 0                0.0%
3865 Clay Street
San Francisco, CA 94118
----------------------------------------------------------------------------------------------------------------------------
Robert J. Schweich                               817            *            817                 0                0.0%
47 East 88th Street
New York, NY 10128
----------------------------------------------------------------------------------------------------------------------------
Robert Raynard                                   109            *            109                 0                0.0%
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Robert Rubenstein                                409            *            409                 0                0.0%
1635 Bryant Street
Palo Alto, CA 94301
----------------------------------------------------------------------------------------------------------------------------
Robert S. Nanovic ttee UA Dtd 12/22/89         2,293            *          2,293                 0                0.0%
FBO Daniel P. Wilkins
P.O. Box 358
Cumberland, ME 04021
----------------------------------------------------------------------------------------------------------------------------
Robert S. Nanovic ttee UTD Dtd 12/22/89        2,293            *          2,293                 0                0.0%
FBO Daniel P. Wilkins
P.O. Box 358
Cumberland, ME 04021
----------------------------------------------------------------------------------------------------------------------------
Robert Shaye                                     588            *            588                 0                0.0%
c/o New Line Cinema
888-7th Avenue
New York, NY 10106
----------------------------------------------------------------------------------------------------------------------------
Roger E. Susi                                    817            *            817                 0                0.0%
4099 Scarlett Iris Place
Winter Park, FL 32792
----------------------------------------------------------------------------------------------------------------------------
Roger E. Susi                                  1,146            *          1,146                 0                0.0%
40999 Scarlett Iris Place
Winter Park, FL 32792
----------------------------------------------------------------------------------------------------------------------------
Salomon Smith Barney Venture Opportunities    34,394            *         34,394                 0                0.0%
Fund II, L.P.
388 Greenwich Street,
16th Floor
New York, NY 10013
----------------------------------------------------------------------------------------------------------------------------
Sandler Capital Partners V FTE, L.P.           3,013            *          3,013                 0                0.0%
767 5th Avenue, 45th Floor
New York, NY 10153
----------------------------------------------------------------------------------------------------------------------------
Sandler Capital Partners V Germany, L.P.         304            *            304                 0                0.0%
767 5th Avenue, 45th Floor
New York, NY 10153
----------------------------------------------------------------------------------------------------------------------------
Sandler Capital Partners V, L.P.               8,148            *          8,148                 0                0.0%
767 5th Avenue, 45th Floor
New York, NY 10153
----------------------------------------------------------------------------------------------------------------------------
Sarlo Foundation                               1,146            *          1,146                 0                0.0%
121 Steuart Street
San Francisco, CA 94105
----------------------------------------------------------------------------------------------------------------------------
Seligman Investment Opportunities (Master)       588            *            588                 0                0.0%
Fund-NTV Portfolio
100 Park Avenue
New York, NY 10017
----------------------------------------------------------------------------------------------------------------------------
Seligman New Technologies Fund, Inc.          20,636            *         20,636                 0                0.0%
100 Park Avenue
New York, NY 10017
----------------------------------------------------------------------------------------------------------------------------
Sherr Development                                259            *            259                 0                0.0%
Corporation
31300 Orchard Lake Rd., #200
Farmington, MI 48334
----------------------------------------------------------------------------------------------------------------------------
Shirley Chan                                     754            *            754                 0                0.0%
2605 Somerset Drive
Belmont, CA 94002
----------------------------------------------------------------------------------------------------------------------------
SJC Capital, LLC                                 294            *            294                 0                0.0%
31975 Peppertree Bend
San Juan Capistrano, CA 92675
----------------------------------------------------------------------------------------------------------------------------
Skoll Community Fund                           2,293            *          2,293                 0                0.0%
Attn: Finance Dept
60 S. Market Street,
Suite 1000
San Jose, CA 95113
----------------------------------------------------------------------------------------------------------------------------
Standard Foods Corporation                    11,465            *         11,465                 0                0.0%
Room 801, 8th Floor
136 Jen Ai Rd, Sec. 3
Taipei, Taiwan R.O.C.
----------------------------------------------------------------------------------------------------------------------------
Stephen Abramson                                  65            *             65                 0                0.0%
16 W. 77th Street, Apt 11E
New York, NY 10024
----------------------------------------------------------------------------------------------------------------------------
Stephen Turner                                 1,147            *          1,147                 0                0.0%
250 Stonewall Road
Berkeley, CA 94705
----------------------------------------------------------------------------------------------------------------------------
Stephen Wilkins 11/18/99 Trust, Irvin          2,293            *          2,293                 0                0.0%
Cherashore & Robert Nanovic, Ttees
P.O. Box 358
Cumberland, ME 04021
----------------------------------------------------------------------------------------------------------------------------
Steve Eskenazi                                   818            *            818                 0                0.0%
2347 Vallejo Street
San Francisco, CA 94123
----------------------------------------------------------------------------------------------------------------------------
Steve Eskenazi                                   604            *            604                 0                0.0%
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Steve Sanghi                                     409            *            409                 0                0.0%
5400 E. Valle Rd., #5
Phoenix, AZ 85018
----------------------------------------------------------------------------------------------------------------------------
Steven Kotler                                  1,146            *          1,146                 0                0.0%
Gilbert Global Equity Capital LLC
590 Madison Avenue,
40th Floor
New York, NY 10022
----------------------------------------------------------------------------------------------------------------------------
Steven L.  Eskenazi                            3,054            *          3,054                 0                0.0%
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Steven M. Markowitz 1999 Trust                 1,146            *          1,146                 0                0.0%
88 Pikoi Street, #2807
Honolulu, HI 96814
----------------------------------------------------------------------------------------------------------------------------
Steven Seltzer                                 1,635            *          1,635                 0                0.0%
100 Jerico Quad.
Jerico, NY 11753
----------------------------------------------------------------------------------------------------------------------------
Stewart Bonn and Laurel Bonn, Ttees under        817            *            817                 0                0.0%
Declaration of Trust Dtd 7/21/94
429 Roehampton Road
Hillsborough, CA 94010
----------------------------------------------------------------------------------------------------------------------------
Stone Street PEP Technology Fund 2000, L.P.    9,047            *          9,047                 0                0.0%
Attn: Jennifer A. Barbetta
32 Old Ship, 21st Floor
New York, NY 10005
----------------------------------------------------------------------------------------------------------------------------
Stuart M. Johnson                              1,146            *          1,146                 0                0.0%
29 Beacon Hill Road
Port Washington, NY 11050
----------------------------------------------------------------------------------------------------------------------------
Suzanne Ziontz                                 1,147            *          1,147                 0                0.0%
17171 Coral Cove Way
Boca Raton, FL 33496
----------------------------------------------------------------------------------------------------------------------------
Targa Capital, Ltd.                              654            *            654                 0                0.0%
105 W. Juniper Lane
Moreland Hills, OH 44022
----------------------------------------------------------------------------------------------------------------------------
Targa Capital, Ltd.                            2,293            *          2,293                 0                0.0%
105 W. Juniper Lane
Moreland Hills, OH 44022
----------------------------------------------------------------------------------------------------------------------------
Taube Investment Partners, L.P.                1,147            *          1,147                 0                0.0%
1050 Ralston Avenue
Belmont, CA 94002
----------------------------------------------------------------------------------------------------------------------------
The Communications Fund I L.P.                22,929            *         22,929                 0                0.0%
388 Greenwich Street, 16th Floor
New York, NY 10013
----------------------------------------------------------------------------------------------------------------------------
The Corrigan Family Partners, A CA Ltd         1,635            *          1,635                 0                0.0%
Partnership
Wilfred Corrigan, G.P.
12797 Normandy Street
os Altos Hills, CA 94022
----------------------------------------------------------------------------------------------------------------------------
The Dave & Diane Toole Family Trust            1,147            *          1,147                 0                0.0%
18325 Lexington Drive
Monte Serrano, CA 95030
----------------------------------------------------------------------------------------------------------------------------
The Friedman Group Ltd.                        1,146            *          1,146                 0                0.0%
c/o Herbert Friedman
50 First Street, Suite 400
San Francisco, CA 94105
----------------------------------------------------------------------------------------------------------------------------
The Friedman Group Ltd.                          818            *            818                 0                0.0%
c/o Herbert Friedman
50 1st Street, Suite 400
San Francisco, CA 94105
----------------------------------------------------------------------------------------------------------------------------
The Friedman Revocable Trust, S. & M.W.        1,635            *          1,635                 0                0.0%
Friedman Co-ttees, dtd 8/2/89
2841 Russell Street
Berkeley, CA 94705
----------------------------------------------------------------------------------------------------------------------------
The George B. Saxe and Dorothy E. Saxe         1,146            *          1,146                 0                0.0%
1992 Irrevocable Trust
2600 El Camino Real, Suite 206
Palo Alto, CA 94306
----------------------------------------------------------------------------------------------------------------------------
The Lauck Family 1994 Revocable Trust            409            *            409                 0                0.0%
Dtd 11/16/94, J.S. & K.L. Lauck, Ttees
337 Upper Toyon Drive
Ross, CA 94957
----------------------------------------------------------------------------------------------------------------------------
The Levy Family Trust dtd 2/18/83,             1,146            *          1,146                 0                0.0%
Kenneth Levy, Ttee
19800 Glen Una Drive
Saratoga, CA 95070
----------------------------------------------------------------------------------------------------------------------------
The Moss Trust dtd 12/16/99, J. Moss           1,635            *          1,635                 0                0.0%
and A. Moss, ttees
421 N. Beverly Dr., Suite 260
Beverly Hills, CA 90210
----------------------------------------------------------------------------------------------------------------------------
The Moss Trust dtd 12/16/99, J. Moss           2,293            *          2,293                 0                0.0%
and A. Moss, ttees
421 N. Beverly Dr., Suite 260
Beverly Hills, CA 90210
----------------------------------------------------------------------------------------------------------------------------
The PASE Trust, Steven Berger and                817            *            817                 0                0.0%
Paula Hughmanick, ttee
2625 Alcatraz Avenue, #244
Berkeley, CA 94705
----------------------------------------------------------------------------------------------------------------------------
The Pase Trust, Steven Berger and              1,147            *          1,147                 0                0.0%
Paula Hughmanick, ttees
2625 Alcatraz Avenue, #244
Berkeley, CA 94705
----------------------------------------------------------------------------------------------------------------------------
The Travelers Indemnity Company                2,866            *          2,866                 0                0.0%
385 Washington Street,
MC 511D
Street Paul, MN 55012
----------------------------------------------------------------------------------------------------------------------------
The Travelers Insurance Company                2,580            *          2,580                 0                0.0%
388 Greenwich Street, 36th Floor
New York, NY 10013
----------------------------------------------------------------------------------------------------------------------------
The Travelers Life and Annuity Company           287            *            287                 0                0.0%
388 Greenwich Street, 36th Floor
New York, NY 10013
----------------------------------------------------------------------------------------------------------------------------
Third Amended Trust of Gregory                   817            *            817                 0                0.0%
Lee Collins
305 Majestic View Drive
Boulder, CO 80303-4503
----------------------------------------------------------------------------------------------------------------------------
Third Amended Trust of Gregory                 1,147            *          1,147                 0                0.0%
Lee Collins
305 Majestic View Drive
Boulder, CO 80303-4503
----------------------------------------------------------------------------------------------------------------------------
Thomas A. De Pasquale                            517            *            517                 0                0.0%
P.O.Box 2406
Arlington, VA 22202
----------------------------------------------------------------------------------------------------------------------------
Thomas and Janet Unterman Living Trust           817            *            817                 0                0.0%
Dtd 12/1/94
1451 Amalfi Drive
Pacific Palisades, CA 90272
----------------------------------------------------------------------------------------------------------------------------
Thomas B. Martin                                 706            *            706                 0                0.0%
Mary K. Martin
1012 N. Weston Lane
Austin, TX 78733
----------------------------------------------------------------------------------------------------------------------------
Times Mirror Master Trust                     11,465            *         11,465                 0                0.0%
Northern Trust Co-Attn: Corp LP Desk
P.O. Box 92996
Chicago, IL 60675
----------------------------------------------------------------------------------------------------------------------------
Timothy Blair Billington                         409            *            409                 0                0.0%
2355 West Chandler Boulevard
Chandler, AZ 85224
----------------------------------------------------------------------------------------------------------------------------
TMCT II, LLC                                  11,465            *         11,465                 0                0.0%
c/o Tribune
435 N. Michigan Avenue, Suite 600
Chicago, IL 60611
----------------------------------------------------------------------------------------------------------------------------
Todd A. Barr                                     229            *            229                 0                0.0%
3132 Rowena Drive
Rossmoor, CA 90720
----------------------------------------------------------------------------------------------------------------------------
Trust Agreement Dtd 11/1/93 FBO                  817            *            817                 0                0.0%
William J. & Marilee J. Schroeder, Ttees
96 Mount Vernon Lane
Atherton, CA 94027-3037
----------------------------------------------------------------------------------------------------------------------------
Trust Agreement Dtd 11/1/93 FBO                2,293            *          2,293                 0                0.0%
William J. & Marilee J. Schroeder, Ttees
96 Mount Vernon Lane
Atherton, CA 94027-3037
----------------------------------------------------------------------------------------------------------------------------
Trust Agreement establishing Saperstein        3,270            *          3,270                 0                0.0%
Family Trust executed 8/3/89
52 Glen Alpine Road
Piedmont, CA 94611-3523
----------------------------------------------------------------------------------------------------------------------------
Trust Agreement establishing Saperstein        2,352            *          2,352                 0                0.0%
Family Trust executed 8/3/89
52 Glen Alpine Road
Piedmont, CA 94611-3523
-----------------------------------------------------------------------------------------------------------------------------
Trust B ULWT of Bernard Jaffe,                 1,146            *          1,146                 0                0.0%
Dennis Jaffe, Ttee
3502 Geary Blvd., 3rd Floor
San Francisco, CA 94118
-----------------------------------------------------------------------------------------------------------------------------
Valerie Joseph 1997 Revocable Trust              409            *            409                 0                0.0%
260 Miramonte Avenue
Palo Alto, CA 94306
-----------------------------------------------------------------------------------------------------------------------------
Van Hoops Holdings L.P.                          647            *            647                 0                0.0%
9022 Jason Court
Boulder, CO 80303
-----------------------------------------------------------------------------------------------------------------------------
Vencap Holdings (1992) Pte. Ltd.              32,695            *         32,695                 0                0.0%
c/o GIC Special Investments Pte Ltd
255 Shoreline Drive, Suite 600
Redwood City, CA 94065
-----------------------------------------------------------------------------------------------------------------------------
Venture Fund, L.P.                             4,586            *          4,586                 0                0.0%
375 Park Avenue, Suite 2800
New York, NY 10152
-----------------------------------------------------------------------------------------------------------------------------
Verona Ventures  (roni)                          109            *            109                 0                0.0%
c/o 750 Battery Street, 7th Floor
San Francisco, CA 94111
-----------------------------------------------------------------------------------------------------------------------------
Vertex International Partners Inc.             6,879            *          6,879                 0                0.0%
77 Science Park Drive
#02-15 Cintech III
Singapore Science Park
Singapore
----------------------------------------------------------------------------------------------------------------------------
Vertex Venture Holdings Ltd.                   3,270            *          3,270                 0                0.0%
77 Science Park Drive,
#02-15
Cintech III
Singapore Science Park
Singapore 118261
----------------------------------------------------------------------------------------------------------------------------
VPL Investments Inc.                           1,147            *          1,147                 0                0.0%
Suite 1900, 250 Howe Street
Vancouver, BC V6C3R8
----------------------------------------------------------------------------------------------------------------------------
Walden Partners II, L.P.                      30,182            *         30,182                 0                0.0%
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
WaldenVC Pool, Inc.                              236            *            236                 0                0.0%
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
WaldenVC, LLC                                 10,000            *         10,000                 0                0.0%
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
WaldenVC, LLC                                    906            *            906                 0                0.0%
Attn: Robert Raynard
750 Battery Street, 7th Floor
San Francisco, CA 94111
----------------------------------------------------------------------------------------------------------------------------
Walter F. Loeb Irrevocable Trust,              1,146            *          1,146                 0                0.0%
Phyllis Loeb, Ttee
194 Riverside Drive., Apt 6E
New York, NY 10025
----------------------------------------------------------------------------------------------------------------------------
Warren Revocable Trust Dtd 5/22/02,              287            *            287                 0                0.0%
Sean and Anne Warren, ttees
3140 Pacific Avenue
San Francisco, CA 94115
----------------------------------------------------------------------------------------------------------------------------
Wayne A. Ricciardi & Wendy L. Ricciardi          817            *            817                 0                0.0%
14380 Kick Back Lane
Penn Valley, CA 95946
----------------------------------------------------------------------------------------------------------------------------
William F. Rein Trust, W. Rein, Ttee           1,146            *          1,146                 0                0.0%
7800 Bayberry Road
Jacksonville, FL 32256
----------------------------------------------------------------------------------------------------------------------------
William Tai                                    3,395            *          3,395                 0                0.0%
225 Hanna Way
Menlo Park, CA 94025
----------------------------------------------------------------------------------------------------------------------------
William W.R. & Gloria L.S. Elder, Ttees-         818            *            818                 0                0.0%
Elder Family Trust UDT
Dtd 12/2/88
19485 Montevina Road
Los Gatos, CA 95030
----------------------------------------------------------------------------------------------------------------------------
William Zierolf                                1,147            *          1,147                 0                0.0%
417 Shrub Oak Lane
Fairfield, CT 06430
----------------------------------------------------------------------------------------------------------------------------
Wolfen Revocable Trust dtd 7/22/02             1,147            *          1,147                 0                0.0%
Werner Wolfen and Mary Wolfen, Ttees
c/o Irell & Manella
1800 Avenue of the Stars,
Suite 600
Los Angeles, CA 92067
----------------------------------------------------------------------------------------------------------------------------
Wolfen Revocable Trust Dtd 7/22/02               817            *            817                 0                0.0%
Werner Wolfen and Mary Wolfen, Ttees
c/o Irell & Manella
1800 Avenue of the Stars,
Suite 600
Los Angeles, CA 92067
----------------------------------------------------------------------------------------------------------------------------

_______________
* Less than 1%

   (1) Number of shares and percentage ownership include shares issuable pursuant to stock options held by the person in question exercisable within 60 days after May 20, 2004 unless otherwise indicated. Percentages are based on 12,455,464 shares outstanding as of April 30, 2004.

   (2) Theodore H. Kruttschnitt, III possesses voting and dispositive power over the shares held by Limar Realty Corp. #30. Mr. Kruttschnitt, III is a controlling stockholder of Limar Realty Corp. #30.

   (3) Represents 1,775,706 shares held by Walden VC II, L.P.; 163,520 shares held by Walden SBIC, L.P.; 159,230 shares held by Walden Capital Partners II, L.P.; 160,791 shares held by Walden VC II-Side, L.P.; 64,551 shares held by Walden Investors; 32,275 shares held by Walden Management Co. Pension Fund; 32,275 shares held by Walden Management Corporation; 68,375 shares held by Walden Capital Partners; 34,875 shares held by the George Sarlo Revocable Trust dated 12/23/91; and 32,275 shares held by Sarlo-Berliner, Inc. Each is a member of a
         Section 13(d) group and disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein. Messrs. Matt Miller, Larry Marcus, Steve Eskenazi, Art Berliner, George Sarlo and Phil Sanderson possess voting and dispositive power over the shares held by certain Walden VC and it affiliated entities.

   (4) Represents 29,411 shares and warrants to purchase 3,677 shares held by Sarlo Foundation. Ms. Phyllis Cook has sole voting and dispositive over the shares held of record by the Sarlo Foundation.

   (5) Represents 29,411 shares and warrants to purchase 3,677 shares held by Frank D. Gerber Trust. Mr. Frank D. Gerber has sole voting and dispositive over the shares held of record by the Frank D. Gerber Trust.

   (6) Represents 848,963 shares and warrants to purchase 47,426 shares held by Vector Capital II, L.P.; 33,268 shares and warrants to purchase 1,859 shares held by Vector Entrepreneur Fund II, L.P.; and 104,933 shares and warrants to purchase 5,862 shares held by Vector Member Fund II L.P. Vector Capital Partners II, L.L.C. is the general partner of Vector Capital II, L.P., Vector Entrepreneur Fund II, L.P. and Vector Member Fund II, L.P. and may be deemed to have sole power to vote these shares. Messrs. Vaden and Alexander R. Slusky possess voting and dispositive power over the shares held by Vector Capital II, L.P. and its affiliates. Messrs. Vaden and Slusky are managing members of Vector Capital Partners II, L.L.C., which is the general partner of Vector Capital II, L.P.

   (7) Represents 464,323 shares held by the Garnett Family Trust; 7,538 shares held by Terence Garnett; and 330,882 shares held by Katrina A. Garnett. Excludes 120,000 shares held by the Garnett 1996 Children's Trust. Mr. and Mrs. Garnett do not possess any voting or dispositive power over shares held by the Garnett 1996 Children's Trust and disclaim beneficial ownership over the shares held by the trust. Mr. Garnett and Ms. Garnett possess voting and dispositive power over the shares held by the Garnett Family Trust.

   (8) Represents 38,847 shares held by Mr. Chiruvolu, 19,457 shares subject to options held by Mr. Chiruvolu that are exercisable within 60 days of April 30, 2004 and warrants to purchase 3,677 shares held by Mr. Chiruvolu.

         In connection with the private placement we entered into on February 12, 2003, our board of directors appointed Matt Miller to our board of directors as a Class III Director, and appointed Philip Sanderson to serve as an observer to the board of directors and all board committees in a non-voting, observer capacity. Matt Miller and Philip Sanderson are each managing members of Walden VC II, L.P. and its affiliates listed in footnote 3 above.

         Walden VC II, L.P. and each member of the 13(d) group listed in footnote 3 above may transfer any or all of their shares or warrants to one of their affiliate subject to compliance with federal and state laws. In the event of any such transfer, the transferee would be entitled to sell the transferred shares pursuant to this registration statement as may be amended from time to time.

         This prospectus also covers any additional shares of common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving the common stock.

                              PLAN OF DISTRIBUTION

         We are registering all of the shares of common stock offered by this prospectus on behalf of the Selling Stockholders, including their pledgees, donees, transferees or other successors-in-interest, who may sell the shares from time to time, or who may also decide not to sell any or all of the shares that may be sold under this prospectus. The Selling Stockholders may sell any or all of the shares, subject to federal and state securities law, but are under no obligation do so. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered here. The shares may be offered on the Nasdaq National Market or in privately negotiated transactions. The Selling Stockholders may sell the shares registered here in one or more of the following methods:

         o cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker, dealer or underwriter as principal and resale by such broker, dealer or underwriter for its own account pursuant to this prospectus;

         o "at the market" to or through market makers or into an existing market for the shares;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

         o     any combination of the foregoing methods; or

         o     by any other legally available means.

         The Selling Stockholders are subject to Regulation M, promulgated under the Securities Exchange Act of 1934, which prohibits participants in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. We have informed the selling stockholders of the applicability of Regulation M to their purchases or sales of our securities in the market.

         The Selling Stockholders may also enter into option or other transactions with brokers or dealers that require the delivery by these brokers or dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. In addition, a Selling Stockholder may pledge its shares to brokers or dealers or other financial institutions. Upon a default by such Selling Stockholder, the brokers, dealers or financial institutions may offer and sell the pledged shares.

         In connection with the sale of shares, underwriters may receive compensation from the Selling Stockholders, and, if acting as agent for the purchaser of such shares, from such purchaser, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of shares may be deemed to be underwriters and any discounts or commissions received by them from the Selling Stockholder and any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. At such time that a Selling Stockholder elects to make an offer of shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Stockholder and any other required information.

         Under agreements which may be entered into by the Selling Stockholders, underwriters who participate in the distribution of shares may be entitled to indemnification by the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

         Some of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

         We have agreed to indemnify each Selling Stockholder, their partners, officers, directors, counsel, underwriters or any controlling person of any Selling Stockholder against claims based on the Company's violation of certain state and federal securities laws in connection with the offering covered by this prospectus.

         We will pay all fees and expenses incurred by us or the investors in the private placement in connection with this registration under the Securities Act of 1933, including registration and filing fees, printing expenses, fees and disbursements of one counsel for the investors up to $30,000, blue sky fees and expenses relating to any special audit incident to registration, but excluding discounts or commissions relating to a sale of such shares. We will pay all fees and expenses incurred by us or Limar in connection with the registration of the shares under the Securities Act of 1933, including registration and filing fees and printing expenses and reasonable fees and expenses of Limar's counsel incurred in connection with the preparation and filing of the registration statement, not to exceed $15,000 but excluding fees and expenses, if any, of other advisors to Limar or underwriter discounts, brokerage fees and commissions incurred by Limar.

         We have agreed with the investors from the private placement to keep the registration statement effective until the earlier of April 11, 2005 and the date the shares being offered by this prospectus held by the investors from the private placement, have been sold. We have agreed with Limar to keep the registration statement effective until the earlier of October 31, 2005 and the date the shares being offered by this prospectus are no longer held by Limar.

                               VALIDITY OF SHARES

         The validity of the shares of common stock being registered was passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

         The consolidated financial statements and schedule of Niku Corporation as of January 31, 2003 and 2002 and for each of the years in the three-year period ended January 31, 2003 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, proxy statements and other information with the SEC. Such reports may be obtained by visiting the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

         Our internet address is www.niku.com. We make available, free of charge, through our internet website copies of our annual report on Form 10-K and quarterly reports on Form 10-Q and amendments to those reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC.

         We have filed a registration statement on Form S-3 regarding this offering with the SEC under the Securities Act of 1933. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached exhibits to the registration statement for a more complete description of the agreements, contracts and other documents.